Exhibit 99.1

American Battery Materials Engages MZ Group to Lead Strategic Investor Relations and Shareholder Communications Program

GREENWICH, Conn., - January 5, 2023 - American Battery Materials, Inc. (OTC Pink: BOXS) (“ABM”, the “Company”) an environmentally responsible minerals exploration and development company focused on direct lithium extraction (DLE) and other critical minerals for the global energy transition, has engaged international investor relations specialists MZ Group (“MZ”) to lead a comprehensive strategic investor relations and financial communications program across all key markets.

MZ Group will work closely with ABM management to develop and implement a comprehensive capital markets strategy designed to increase the Company’s visibility throughout the investment community. The campaign will highlight how ABM is focused on DLE, a cost-effective, efficient, and environmentally friendly method of production, during the early stages of a global lithium super cycle forecasted to expand significantly over the coming decades. ABM owns 120 mineral rights across 2,040 acres with 7 historic wells and existing infrastructure in Lisbon Valley, Utah, positioning the Company to benefit from the Department of Energy’s classification of lithium as a critical mineral in the U.S. and allocation of over $7.0 Billion for exploration, extraction and processing under the recently announced American Battery Material Initiative (a DOE led initiative to bolster battery materials supply chain in the country).

MZ has developed a distinguished reputation as a premier resource for institutional investors, brokers, analysts and private investors and maintains offices worldwide. Brooks Hamilton, Director at MZ North America, will lead the MZ team advising ABM in all facets of investor relations including the coordination of roadshows and investment conferences across key cities and building brand awareness with financial and social media outlets.

Greg Falesnik, CEO of MZ North America, commented: “Global demand for lithium continues to far outpace supply, driven by increased manufacturing of batteries powering electric vehicles and backup systems. The U.S. government’s mandate to extract itself from foreign supply dependency for lithium makes ABM uniquely positioned to meet the required U.S. lithium production given its proven mineral rich assets in Southern Utah.”

“ABM will deploy DLE in selective brine extraction to provide a cost-effective, efficient and environmentally friendly method of production. The need for sustainable U.S. lithium independence, combined with a 500% rise global lithium demand, makes ABM a unique opportunity for investors and we look forward to sharing this with our network of institutional investors and family offices,” concluded Falesnik.

“ABM is poised to capture a sizeable share of the lithium market as global demand continues to skyrocket without existing domestic production to support it,” said Sebastian Lux, Chief Executive Officer of ABM. “We have a significant advantage of being one of the first to market with a U.S. brine that is available for DLE brine extraction pilot program. This advantage in positioning will allow us to select the top tier developing technology in brine extraction, and ultimately allow us to shorten our time to market. We look forward to working with Brooks and the team at MZ Group to communicate our vision to build long-term value for our shareholders.”

For more information on ABM, please visit the Company’s website at www.americanbatterymaterials.com. To schedule a conference call with management, please email your request to ABM@mzgroup.us or call Brooks Hamilton at +1 (949) 546-6326.

About MZ Group

MZ North America is the US division of MZ Group, a global investor relations and corporate communications leader. MZ provides innovative, customized services to domestic and multinational private and public companies across all industries through a unique, fully-integrated “one-stop-shop” approach. By delivering a comprehensive suite of products and services through one point of contact, MZ offers services to all relevant markets geared to helping our clients build a sustainable public brand. MZ has a global footprint with offices located in New York, Connecticut, Tampa, Puerto Rico, Chicago, Milwaukee, Minneapolis, Austin, Denver, San Diego, Aliso Viejo, Taipei and São Paulo. For more information, please visit www.mzgroup.us.

About American Battery Materials, Inc.

American Battery Materials, Inc., formerly BoxScore Brands, Inc. and still trading under the symbol BOXS pending processing by FINRA (OTC Pink: BOXS), is a US-based environmentally responsible critical minerals exploration and development company focused on direct lithium extraction (DLE) as well as other minerals for refining, processing, and distribution to support the country’s urgent critical minerals need to bolster long-term energy transition and the electrification of the US domestic and global economy.

For more information about American Battery Materials, Inc. and to receive Company updates via email, please visit the Contact section of our web site, www.americanbatterymaterials.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and which are based on the Company’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including but not limited to statements regarding the potential benefits of the name change; the Company’s ability to develop and commercialize its mineral rights; the Company’s planned research and development efforts; and, other matters regarding the Company’s business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. In some cases, you can identify forward-looking statements by the words "may", "will", "could", "would", "should", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "project", "potential", "continue", "ongoing", or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These forward-looking statements are subject to risks, uncertainties and other factors that may cause actual results, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the important risk factors described more fully in our reports and other documents filed with the Securities and Exchange Commission (“the SEC”), including under (i) “Part I, Item 1A. Risk Factors”, in our Annual Report on Form 10-K for the year-ending December 31, 2021, filed with the SEC on March 31, 2022; and (ii) subsequent filings. Undue reliance should not be placed on the forward-looking statements in this news release, which are based on information available to us on the date hereof. The Company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after the date hereof is not intended and should not be construed as updating or confirming such information.

Company
Email: ir@americanbatterymaterials.com
Tel: (800) 998-7962

Investor Relations

Brooks Hamilton

MZ North America

+1 (949) 546-6326
ABM@mzgroup.us